DONNKENNY, INC.
                                  1411 BROADWAY
                            NEW YORK, NEW YORK 10018
                            -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            -------------------------



To the Stockholders of
 DONNKENNY, INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Donnkenny, Inc. (the "Company") will be held at the offices of the Company, 1411 Broadway, 10th Floor, New York, New York 10018 at 3:00 p.m. local time, on September 22, 2003, for the purpose of transacting such business as may properly come before the meeting or any adjournment thereof.

         All stockholders are invited to attend the meeting. Only stockholders of record at the close of business on August 4, 2003, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting.

         WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.



                                       By Order of the Board of Directors,




                                       Maureen d. Schimmenti
                                       Secretary





New York, New York
August 11, 2003

                                 DONNKENNY, INC.
                                  1411 BROADWAY
                            NEW YORK, NEW YORK 10018
                                 (212) 790-3900
                            -------------------------

                                 PROXY STATEMENT
                            -------------------------


         This Proxy Statement is furnished in connection with the solicitation of the accompanying proxy by the Board of Directors of Donnkenny, Inc. (the "Company") for the Annual Meeting of Stockholders (the "Annual Meeting"), to be held at 3:00 p.m. local time on September 22, 2003 at the offices of the Company, 1411 Broadway, 10th Floor, New York, New York 10018 and any postponement or adjournment thereof. Only stockholders of record at the close of business on August 4, 2003 are entitled to notice of and to vote in person or proxy at the annual Meeting. This proxy material is first being mailed to stockholders on or about August 12, 2003.


                                VOTING OF PROXIES

         The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, without extra remuneration, also may solicit proxies. In addition to mailing copies of this material to stockholders, the Company may request persons who hold stock in their names or custody or in the names of nominees for others to forward such material to those persons for whom they hold stock of the Company and to request the authority for execution of the proxies, and the Company may reimburse them for their expenses in connection therewith.

         When a proxy is received, properly executed, prior to the meeting, the shares represented thereby will be voted at the meeting in accordance with the terms thereof and the instructions, if any, given therein. If no instructions are provided in a proxy, it will be voted in accordance with the proxy-holder's discretion as to any matters raised at the Annual Meeting. As noted below, management knows of no specific proposal or matters to be brought before the annual meeting. As a result, the proxy holder's ability to use discretion in voting at the meeting is limited to ministerial matters.

         A stockholder who has executed a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, executing and delivering to the Company a later-dated proxy reflecting contrary instructions, or appearing at the Annual Meeting and taking appropriate steps to vote in person. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and which entitle holders to vote thereat is required for the adoption of such matters. Abstentions with respect to any matter submitted for stockholder approval at this Annual Meeting are treated as shares present and entitled to vote on that matter and thus have the same effect as negative votes. If shares are not voted by the broker who is the record holder of the shares, or the shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained, but are counted for quorum purposes.

         At the close of business on August 4, 2003, 4,367,417 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), were outstanding and eligible for voting at the meeting. Each stockholder of record is entitled to one vote for each share held on all matters that come before the meeting. The holders of a majority of the outstanding shares of common stock of the Company entitled to vote at the meeting, whether present in person or represented by proxy, shall constitute a quorum.

         Commencing 11 days prior to the date of the Annual Meeting, a complete record of the stockholders entitled to vote at the Annual Meeting, or any adjournment thereof, shall be available for inspection at the Company's executive office during normal business hours by any stockholder for any purpose germane to the Annual Meeting. This record will also be available to stockholders for such purposes at the place of and during the Annual Meeting.

         The Company's executive offices are located at 1411 Broadway, New York, New York 10018.


                                    PROPOSALS

         The Company's management knows of no specific proposals or matters to be brought before the annual meeting. However, if any matter properly comes before the meeting, the proxies that are signed and returned in time will be voted on those matters in accordance with the judgment of the person or persons voting the proxy. Pursuant to Securities and Exchange Commission rules, no material proposals may be brought before the annual meeting unless they are disclosed in this proxy statement. Accordingly, new proposals will be limited to ministerial matters. Even if a stockholder signs and returns a proxy, the stockholder may revoke it at any time before the voting either by attending the meeting or by delivering a signed written notice of revocation to the Secretary of the Company before the meeting begins.

         If a stockholder would like to include a proposal in the Company's Proxy Statement for the 2004 Annual Meeting of Stockholders, the submission must be received by the Secretary of the Company at the principal offices in New York city no later than April 15, 2004.

         Under the Company's By-Laws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified by the By-Laws) not less than 60 days or more than 90 days prior to the annual meeting. These requirements are separate from and in addition to the Securities and Exchange Commission requirements that a stockholder must meet in order to have a stockholder proposal included in the Company's proxy statement.


                            DIRECTORS OF THE COMPANY

         The By-Laws of the Company provide for a Board of Directors of not fewer than two nor more than ten members. The specific number of directors is set by a resolution adopted by a majority of the entire Board of Directors. On February 26, 2002, the Board of Directors adopted a resolution which established the size of the Board of Directors at seven members. None of the members of the Company's Board of Directors have terms which will expire at this Annual Meeting. All Directors' terms expire on the date of the Company's 2004 Annual Meeting.

         The following table sets forth certain information with respect to each person serving on the Board of Directors of the Company and is based on the records of the Company and information furnished to it by the Directors. Reference is made to "Security Ownership of Certain Beneficial Owners and Management" for information pertaining to stock ownership by the Directors.

      NAME OF DIRECTOR                                                       DIRECTOR SINCE

      Daniel H. Levy.......................................................       1997
      Sheridan C. Biggs....................................................       1997
      Harvey Horowitz......................................................       1994
      Harry A. Katz........................................................       2000
      Robert A. Kasenter...................................................       2001
      Richard C. Rusthoven.................................................       2000
      Robert W. Schwartz...................................................       2003


Directors and Executive Officers of the Company

         Daniel H. Levy, a director of the Company since 1997, became Chairman of the Board and Chief Executive Officer of the Company on January 1, 2000. Prior thereto, he had been a principal of and consultant to LBK Consulting Inc., a retail consulting business, since January 1997 and during the period of 1994 to April 1996. From April 1996 through January 1997, he served as Chairman of the Board and Chief Executive Officer of Best Products, Inc., a retail sales company which filed for bankruptcy in September 1996. From 1993 through 1994, Mr. Levy served as Chairman of the Board and Chief Executive Officer of Conran's, a retail home furnishings company. From 1991 to 1993, he was Vice Chairman and Chief Operating Officer of Montgomery Ward, a retail sales company. Mr. Levy is a director of Whitehall Jewellers, Inc. Mr. Levy is 60 years old.

         Maureen d. Schimmenti, has been Vice President and Chief Financial Officer of the Company since June 2001. She joined the Company in May 2000 as its Corporate Controller. Prior thereto, she was the Executive Vice President and Corporate Controller of the Anne Klein Company from 1986 to 2000. Ms. Schimmenti also serves as Secretary of the Company. Ms. Schimmenti is 52 years old.

         Sheridan C. Biggs, a director of the Company since 1997, is Executive-in-Residence at the Graduate School of Management at Union University. Prior to that, he was a senior partner of Price Waterhouse, the accounting and consulting firm; he was with that firm for thirty-one years until his retirement in 1994. During his career at Price Waterhouse, Mr. Biggs served as a Vice Chairman and member of the firm's management committee. Mr. Biggs is 69 years old.

         Harvey Horowitz, a director of the Company since 1994, served as Vice President, and General Counsel of the Company from October 1, 1996 to February 28, 1998. Mr. Horowitz is of counsel to the law firm of Mintz & Gold LLP, which provides legal services to the Company. For more than five years, prior to October 1, 1996, he was a partner of the law firm Squadron, Ellenoff, Plesent & Sheinfeld, LLP. Mr. Horowitz is 60 years old.

         Robert A. Kasenter, a director of the Company since 2001, is head of human resources for EZ Corp, a chain of financial services outlets, since July 14, 2003. He is also the President and Chief Executive Officer of Strategic Executive Actions, a consulting firm specializing in human resources crisis management issues. Prior to that, he was the Executive Vice President, Human Resources & Corporate Communication for Montgomery Ward. He was employed by Montgomery Ward from June, 1968 until May, 1999 in various field and corporate positions. Mr. Kasenter is 56 years old.

         Harry A. Katz, a director of the Company since 2000, served as its Executive Vice President and Chief Administrative Officer from June 2001 until September 2002. Since September 2002, Mr. Katz has served as a consultant to the Company. He is also Managing Partner of Retail Resources, L.P., a national distributor of supplies for retail chain stores. Prior thereto, he was Vice President and acting Chief Financial Officer of Best Products. Mr. Katz is 52 years old.

         Richard C. Rusthoven, a director of the Company since 2000, is a retired retail executive with a 35-year career in the retail and apparel business. He was President and Chief Operating Officer of Stix, Baer and Fuller, a retail department store in St. Louis, Missouri. He was also Chairman and Chief Executive Officer of the Outlet Department Store and Denby Apparel chain store of Providence, Rhode Island. He was President and Chief Executive Officer of TG&Y stores, a discount chain store in Oklahoma City, Oklahoma. He was President of Gentlemen's Warehouse, a men's specialty chain in New Bedford, Massachusetts and most recently was Executive Vice President of Apparel for Montgomery Ward. Mr. Rusthoven is a director of Athlete's Foot Inc. Mr. Rusthoven is 63 years old.

         Robert W. Schwartz, a Director of the company since July 1, 2003, is a Managing Director and founder of Schwartz Heslin Group, Inc. which specializes in corporate planning, finance and development. Mr. Schwartz was elected to the Board to fill the vacancy created by the resignation of Lynn Siemers. Mr. Schwartz also is a director of Docucon, Inc. a NASDAQ company. Mr. Schwartz is 58 years old.

         There are no material proceedings to which any officer, director or affiliate, or any associate thereof is a party adverse to the Company or has a material interested adverse to the Company.

Committees of the Board; Board Meetings

         The Board of Directors has standing Audit, Compensation and Nominating Committees. Generally, the members of each committee are appointed by the Board of Directors for terms beginning with the first regular meeting of the Board of Directors following the Annual Meeting and until their respective successors are elected and qualified. The Board of Directors, however, may change the composition of any committee at any time.

         The Audit Committee's responsibilities are described under "Report of the Audit Committee" below. The Audit Committee met six (6) times during the fiscal year 2002. The Board of Directors formally adopted a written charter for the Audit committee in 2002. The charter has undergone revisions the most recent of which was adopted at the May 21, 2003 Board meeting. The full text of this charter is attached hereto as Appendix A. Members of the Audit Committee are Sheridan C. Biggs, Chair, Robert A. Kasenter and Richard C. Rusthoven. All members of the Audit Committee are independent directors, and the Board, in its business judgment, has determined that Mr. Biggs, the Chair of the Audit Committee meets the financial literacy requirements under the Sarbanes-Oxley Act of 2002 and rules adopted by the Securities and Exchange Commission.

         The Compensation Committee has responsibility for reviewing and approving remuneration arrangements for directors and executive officers, including bonuses and recommending new executive compensation plans in which the officers and directors are eligible to participate. The Compensation Committee makes recommendations to the Board of Directors regarding the Company's stock option and restricted stock plans and has sole authority to set the terms of and grant options pursuant to the Company's 1992 Stock Option Plan, the Company's 1994 Non-Employee Director Option Plan and 1996 Restricted Stock Plan. The Compensation Committee met formally on one (1) occasion during the fiscal year ended December 31, 2002 and had informal conferences during such year. Robert A. Kasenter, Chair, Sheridan Biggs and Richard C. Rusthoven serve on the Compensation Committee.

         The Nominating Committee has responsibility for considering and recommending candidates for the Company's Board of Directors. The Nominating Committee meets on such occasions as circumstances warrant. During the fiscal year ended December 31, 2002, the Nominating Committee met once and had several informal meetings. Richard C. Rusthoven, Chair, Sheridan Biggs and Robert A. Kasenter serve on the Nominating Committee.

         During the fiscal year ended December 31, 2002, the Board of Directors met on four (4) occasions. While serving as a director, each member of the Board of Directors attended more than 75% of the total number of meetings of the Board of Directors and of all committees of the Board of Directors on which he or she was serving during the periods that he or she served as a director.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information, as of July 1, 2003, with respect to beneficial ownership of the Company's Common Stock by: (i) each of the Company's directors, (ii) each of the Company's Named Executive Officers,
(iii) each person who is known by the Company beneficially to own more than 5% of the Company's Common Stock, and (iv) by all directors and executive officers who served as directors or executive officers as of July 1, 2003 as a group. All information in the table below with respect to the Common Stock of the Company has been restated to reflect the two-for-one stock split paid to all holders of Common Stock of record on December 4, 1995 and a one-for-four reverse stock split effective April 20, 2000. For purposes of this table, beneficial ownership is defined in accordance with Section 13d-3 under the Securities Exchange Act of 1934 and means generally the power to vote or dispose of the securities, regardless of any economic interest therein. In addition, a person is deemed to be a beneficial owner of shares that can be acquired by such person within 60 days from the record date upon the exercise of opions and warrants or conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not held by any other person) and that are exercisable or convertablie within 60 days from July 1, 2003 have been exercised or converted.



Name and Address                                               Common Stock
of Beneficial Owner                                         Beneficially Owned               Percentage Owned (1)
-------------------                                         ------------------               --------------------
Daniel H. Levy                                               715,569   (2)                             16.38%
Bruce Galloway                                               285,650   (3)                              6.54%
1325 Avenue of the Americas
New York, NY 10019

Roger Tullberg                                               380,450   (4)                              8.71%
11 Knight Way
Mansfield, MA 02048

Sheridan C. Biggs                                             39,000   (5)                                  *
Harvey Horowitz                                               11,250   (6)                                  *
Harry A. Katz                                                674,319   (7)                             15.44%
Robert A. Kasenter                                             8,500   (8)                                  *
Richard C. Rusthoven                                            15,750 (9)                                  *
Maureen d. Schimmenti                                          11,000 (10)                                  *
Robert W. Schwartz                                              3,750 (11)

All directors and officers as a group (8 persons)                1,479,138                             31.82%
----------------------
* Less than 1%.

(1) Percentage based on the number of shares of Common Stock outstanding as of July 1, 2003, plus those that are exercisable or convertible within 60 days of July 1, 2003.

(2) Based on the Company's records and information filed in Schedule 13D/A filed with the Company on March 13, 2002, Daniel H. Levy is the beneficial owner of 715,569 shares of Common Stock, or 16.38% of the outstanding Common Stock, consisting of 671,819 shares of Common Stock owned directly by Mr. Levy, and 43,750 shares of Common Stock which Mr. Levy has a right to acquire pursuant to presently exercisable stock options which were issued to Mr. Levy pursuant to the Company's 1994 Non-Employee Director Option Plan.

(3) Based on information contained in Schedule 13G/A filed with the Company on January 17, 2001.

(4) Based on information contained in Schedule 13G/A filed with the Company on July 10, 2002.

(5) Includes 10,250 shares owned by Sheridan C. Biggs and 28,750 shares underlying options, which were granted to Mr. Biggs pursuant to the Company's 1994 Non-Employee Director Option Plan. Such options are currently exercisable.

(6) Includes 625 shares owned by Harvey Horowitz and 10,625 shares underlying options, which were granted to Mr. Horowitz pursuant to the Company's 1994 Non-Employee Director Option Plan. Such options are currently exercisable.

(7) Includes 669,319 shares owned by Harry A. Katz and 5,000 shares underlying options, which were granted to Mr. Katz pursuant to the Company's 1994 Non-Employee Director Plan. Such options are currently exercisable.

(8) Includes 3,500 shares owned by Robert A. Kasenter and 5,000 shares underlying options which were granted to Mr. Kasenter pursuant to the Company's 1994 Non-Employee Director Option Plan. Such options are currently exercisable.

(9) Includes 9,500 shares owned by Richard C. Rusthoven and 6,250 shares underlying options, which were granted to Richard C. Rusthoven pursuant to the Company's 1994 Non-Employee Director Option Plan. Such options are currently exercisable.

(10) Includes 6,000 shares underlying options granted to Maureen d. Schimmenti pursuant to her employment under the Company's 1992 Stock Option Plan and 5,000 shares granted in March 2002. Not included are 4,000 shares underlying options issued pursuant to her employment, which are exercisable 2004 and 2005, and 20,000 underlying options which were granted in March 2002, which are exercisable in January 2004, 2005, 2006 and 2007.

(11) Includes 3,750 shares underlying options which were granted to Mr. Schwartz pursuant to the Company's 1994 Non-Employee Director Option Plan. Such options are currently exercisable.

                             EXECUTIVE COMPENSATION

         The following table sets forth compensation paid in the fiscal years ended December 31, 2002, December 31, 2001, and December 31, 2000 to those persons who were, at December 31, 2002 (i) the chief executive officer and (ii) the other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"). The information in the following tables with respect to the number of shares of Common Stock underlying options, option exercise prices and the number of shares of Common Stock acquired upon the exercise of options has been retroactively restated to reflect the one-for-four reverse stock split effective April 20, 2000.

                                                SUMMARY COMPENSATION TABLE
                                           -------------------------------------
                                                                                   Long Term
                                            Annual Compensation               Compensation Awards
                                            ---------------------------------------------------------------
                                                                         Restricted         Securities        All Other
                                                                                            Underlying
                                    Fiscal                                                 Options/SARs     Compensation
Name and Principal Position          Year      Salary       Bonus       Stock Awards           (5)               (1)
---------------------------------------------------------------------------------------------------------------------------
Daniel H. Levy (2)                   2002       $895,054     $350,000                                               $7,449
  Chairman of the Board and          2001       $715,928     $200,000                                               $2,580
   Chief Executive Officer           2000       $429,902      $25,000                            37,500             $2,580

Lynn Siemers (3)                     2002       $632,532     $200,000                                               $4,325
  President and Chief Operating      2001       $517,487      $50,000                                                 $600
  Officer                            2000       $502,652                                                              $600

Harry A. Katz (4)                    2002       $324,352     $234,156                                               $4,189
  Executive Vice President and       2001       $185,389                                                              $739
  Chief Administrative Officer

Maureen  d. Schimmenti               2002       $243,210      $43,702                                               $1,192
  Vice President and Chief           2001       $204,039      $10,000                                               $1,104
    Financial Officer
-------------------------

(1) Represents insurance premiums paid by, or on behalf of, the Company during the covered fiscal year with respect to term life insurance for the benefit of the Named Executive Officer.

(2) When this individual became an Executive Officer of the Company in 2000, the Company paid him a relocation bonus of $25,000 in 2000 with a gross-up for the tax effect of this bonus.

(3)  Ms.  Siemers  resigned  as an  employee  of the  Company  on May 31,  2003.

(4) Compensation in 2001 represents compensation from date of hire in June 2001. Compensation for 2002 represents salary through September 6, 2002, the last day of Mr. Katz served as an employee of the Company.

(5) All options have been retroactively restated to reflect the one-for-four reverse stock split effective April 20, 2000.

2002 Stock Options Grants

         The Company's long-term performance ultimately determines compensation from stock options because stock option value is entirely dependent on the long-term growth of the Company's Common Stock price.

         The following table sets forth certain information concerning options granted to the Chief Executive Officer and the Named Executive Officers and Directors during Fiscal 2002, including information concerning the potential realizable value of such options.





                                             OPTION GRANTS IN LAST FISCAL YEAR
                                                                                                  Potential Realizable
                                                                                                 Value at Assumed Annual
                                                                                                     Rates of Stock
                                                                                                   Price Appreciation
                                                   Individual Grants                                 Option Term (1)
                               ----------------------------------------------------------     ------------------------------
                                 Number of
                                Securities       % of Total       Exercise
                                Underlying      # of Options     Price (3)     Expiration
            Name                Option (#)    Granted in 2002      ($/Sh)         Date          5% ($)          10% ($)
            ----                ----------    ---------------      ------         ----          ------          -------

Sheridan C. Biggs (2)                  1,250              0.9%        0.9000    05/23/12         708             1793
Harvey Horowitz (2)                    1,250              0.9%        0.9000    05/23/12         708             1793
Richard Rusthoven (2)                  1,250              0.9%        0.9000    05/23/12         708             1793
Robert A. Kasenter (2)                 1,250              0.9%        0.9000    05/23/12         708             1793
Maureen d. Schimmenti (4)             25,000             18.3%        0.8400    01/02/12      13,207           33,469
Lynn Siemers (4)                     100,000             73.4%        0.8400    01/02/12      52,827          133,874
-----------------


(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(2) Represents options granted as directors pursuant to the Company's 1994 Non-Employee Director Option Plan.

(3) All options were granted at an exercise price equal to the market value of the Company's Common Stock on the date of grant.

(4) Represents options granted as employees pursuant to the Company's 1992 Stock Option Plan.


                                                       AGGREGATE OPTION
                             EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR ENDED OPTION VALUES(1)

                                                                  Number of Securities
                                   Shares                        Underlying Unexercised             Value of Unexercised
                                  Acquired                             Options at                  In-The-Money Options at
                                On Exercise       Value            December 31, 2002                December 31, 2002 (2)
                                                                   -----------------                ---------------------
                                    (#)         Realized     Exercisable     Unexercisable     Exercisable      Unexercisable
                                    --          --------     -----------     -------------     -----------      -------------
Daniel H. Levy (3)                   --            --          43,750             --                --               --
Lynn Siemers (4)                     --            --          54,375           110,000             --             101,000
Maureen d. Schimmenti (5)            --            --           4,000            31,000           4,040             31,310
Sheridan C. Biggs                    --            --          28,750             --             22,725              --
Harvey Horowitz                      --            --          10,625             --              2,525              --
Robert A. Kasenter                   --            --           5,000             --              5,050              --
Harry A. Katz                        --            --           5,000             --              1,262              --
Richard C. Rusthoven                 --            --           6,250             --              2,525              --
--------------------

(1) All options were granted at an exercise price equal to market value of the common stock on the date of grant.

(2) Amount reflects the market value of the underlying shares of common stock at the closing sales price reported on the Over-the-Counter Market on December 31, 2002 ($1.01 per share).

(3) Represents 6,250 options granted to him under the Company's 1994 Non-Employee Director Option Plan and 37,500 options granted to him in connection with the execution of his employment agreement.

(4) Represents 1,875 options granted to her under the Company's 1992 Stock Option Plan, 37,500 options granted in connection with the execution of her employment agreement, 25,000 options granted as part of her Fiscal 1998 compensation, and 100,000 options granted in 2002.

(5) Represents 10,000 options granted pursuant to her employment under the Company's 1992 Stock Option Plan, and 25,000 options, which were granted in 2002.

Employment Agreements

Daniel H. Levy.

          As of January 1, 2000, Mr. Levy entered into an employment agreement with the Company to serve as its Chairman of the Board and Chief Executive Officer.

         Mr. Levy's employment agreement provided for a base annual salary of $500,000, as well as a discretionary performance bonus based on the achievement of goals to be set by the Compensation Committee of the Company's Board of Directors, and certain insurance benefits which are grossed up for tax impact. The Company paid Mr. Levy a relocation bonus of $25,000, with a gross-up for the tax effect of this bonus.

         In connection with the execution of the employment agreement, the Compensation Committee granted Mr. Levy 37,500 restricted shares of the Company's stock, which would vest on December 31, 2002. The employment agreement further provided for the issuance of another 37,500 restricted shares of the Company's stock if Mr. Levy was employed by the Company on June 30, 2002, which shares would also vest on December 31, 2002. Mr. Levy also was granted options to purchase 37,500 shares of the Company's Common Stock, at a purchase price of $2.75 a share. 25,000 of these stock options vested on June 30, 2000 and the balance of 12,500 vested on December 31, 2000. The employment agreement provided that the restricted shares and the options granted would have accelerated vesting in the event of a change in control of the Company.

         The agreement provided that in the event Mr. Levy's employment was terminated (except in certain limited circumstances) following a change in control of the Company, Mr. Levy would have the right to receive severance benefits equal to three times the sum of his then annual salary inclusive of any performance bonus. On February 26, 2001, Mr. Levy's employment agreement was amended to eliminate the restricted stock award referred to in his original agreement, and increased his annual base salary to $700,000 effective January 1, 2001.

         As of January 1, 2002, Mr. Levy entered into a new employment agreement with the Company to serve as its Chairman of the Board and Chief Executive Officer. The term of the employment agreement is for an ongoing and continuous term of three years, with an automatic extension and renewal each day subsequent to January 1, 2002, so that at all times after January 1, 2002, the remaining term shall be three years.

         Mr. Levy's employment agreement provides for a base annual salary of $850,000, a performance bonus based on participation in the bonus plan in effect for all other senior executives of the Company and certain insurance and other benefits which are grossed up for tax impact. In addition, commencing January 1, 2003 and on each January 1 thereafter Mr. Levy shall be eligible for an increase in his base annual salary equal to the greater of either the percentage increase in the Cost of Living Index (as defined) or at such higher rate as the Compensation Committee of the Board of Directors at its discretion designates.

         The agreement further states that if Mr. Levy's employment is terminated (except in certain limited circumstances) following a Change of Control, as defined, then Mr. Levy shall be entitled to receive severance benefits equal to three times the sum of his then base annual salary inclusive of performance bonus payable. Mr. Levy and his eligible dependents will be provided with medical insurance coverage at the Company's expense for a maximum of five years from date of termination.

                     AUDIT COMMITTEE REPORT TO STOCKHOLDERS

         The Audit Committee of the Board of Directors operates under a Charter, which has been approved by the Company's full Board. The Charter is included in Appendix A to this Proxy Statement.

     As more fully described in the Charter, the Audit Committee is responsible the selection of the Company's independent accountants, review of financial statements, discussion of internal controls and pending litigation, taxation and other areas of oversight and reporting to the full Board and to the stockholders.

         During the year 2002, the Audit Committee met six (6) times during which meetings the committee reviewed financial statements included in the Company's quarterly reports, met privately with the Company's independent auditors, Deloitte & Touche LLP, considered the effect on the auditors' independence of non-audit work (consisting principally of tax matters and acquisition due diligence services) performed by that firm and considered various other matters. In this regard, the Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards Board Standard No. 61, as amended, "Communication with Audit Committees". In addition, Deloitte & Touche LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees". All of the Audit Committee's deliberations were reported to the Full Board.

Principal Accounting Firm Fees

         Aggregate fees billed to the Company for the year ended December 31, 2002 by the Company's principal accounting firm, Deloitte & Touche LLP:


Audit Fees (a)....................................................  $   226,000
Audit Related Fees (b) (d)........................................  $    46,000
Other Fees (c) (d)................................................  $    30,000

(a) Includes fees in connection with the audit of the Company's consolidated financial statements and reviews of the consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q.

(b) Includes fees for the audit of the Company's employee benefit plan, acquisition due diligence services and accounting consultations concerning implementation of new financial accounting and reporting standards.

(c)  Other fees relate to tax advisory services.

(d) The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence and has concluded that such services are compatible.

         All fees paid to Deloitte & Touche LLP were reviewed and approved by the Audit Committee.

         Additionally, the Audit Committee, on the basis of discussions with management and representatives of Deloitte & Touche LLP recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in its Annual Report on Form 10-K for the year ended December 31, 2002 for the filing with the Securities and Exchange Commission.

                                 AUDIT COMMITTEE
                           Sheridan C. Biggs, Chairman
                              Richard C. Rusthoven
                               Robert A. Kasenter


                  COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

         The Compensation Committee of the Board of Directors is responsible for determining the compensation of executive officers of the Company, including compensation awarded pursuant to the Company's 1992 Stock Option Plan and 1996 Restricted Stock Plan. Robert A. Kasenter, Sheridan C. Biggs, and Richard C. Rusthoven presently serve on the Compensation Committee.

General Policies Regarding Compensation of Executive Officers

         The Company's executive compensation policies are intended (1) to attract and retain high quality managerial and executive talent and to motivate these individuals to maximize stockholder returns, (2) to afford appropriate incentives for executives to produce sustained superior performance, and (3) to reward executives for superior individual contributions to the achievement of the Company's business objectives. The Company's compensation structure consists of base salary, annual cash bonuses, stock options and restricted stock awards. Together, these components link each executive's compensation directly to individual and Company performance.

         Salary. Base salary levels reflect individual positions, responsibilities, experience, leadership and potential contribution to the success of the Company. Actual salaries vary based on the Compensation Committee's subjective assessment of the individual executive's performance and the Company's performance.

         Bonuses. Bonuses are typically awarded by the Compensation Committee for the fiscal year just ended based on the Company's and Executive performances for such fiscal year. During Fiscal 2001, the Company's Board of Directors adopted a Management Incentive Plan which provided a formula for determining the annual bonuses of the Company's senior executives. The bonus formula is based on the Company meeting predetermined financial performance criteria and, in some cases, the executive meeting individual criteria set for the executive. Management of the Company evaluates the executive's performance and conveys such recommendations to the Compensation Committee for its consideration. Bonus awards for 2002 performances were paid in 2003.

         Stock Options. Stock options are granted at the fair market value of the Common Stock on the date of grant. The stock options are intended to provide employees with sufficient incentive to manage from the perspective of an owner with an equity stake in the business.

         In determining the size of individual option grants, the Compensation Committee considers the aggregate number of shares available for grant, the number of individuals to be considered for an award of stock options, and the range of potential compensation levels that the option awards may yield. The number and timing of stock option grants to executive officers are decided by the Compensation Committee based on its subjective assessment of the performance of each grantee. In determining the size and timing of option grants, the Compensation Committee weighs any factors it considers relevant and gives such factors the relative weight it considers appropriate under the circumstances then prevailing. While an ancillary goal of the Compensation Committee in awarding stock options is to increase the stock ownership of the Company's management, the Compensation Committee does not, when determining the amount of stock options to award, consider the amount of stock already owned by an officer. The Compensation Committee believes that to do so could have the effect of inappropriately or inequitably penalizing or rewarding executives based upon their personal decisions as to stock ownership and option exercises.

         Restricted Stock. Restricted stock awards are granted at prices (or for no consideration) as determined by the Compensation Committee. The restricted stock awards are intended to attract and retain the services or advice of quality employees, officers, agents, consultants and independent contractors and to provide added incentive to them by encouraging stock ownership in the Company.

         In determining the size of individual restricted stock grants, the Compensation Committee considers the aggregate number of shares available for grant, the number of individuals to be considered for an award of restricted stock, and the range of potential compensation levels that the restricted stock awards may yield. The number and timing of restricted stock grants to executive officers are decided by the Compensation Committee based on its subjective assessment of the performance of each grantee. In determining the size and timing of restricted stock awards, the Compensation Committee weighs any factors it considers relevant and gives such factors the relative weight it considers appropriate under the circumstances then prevailing. While an ancillary goal of the Compensation Committee in awarding restricted stock is to increase the stock ownership of the Company's management, the Compensation Committee does not, when determining the amount of restricted stock to award, consider the amount of stock already owned by an officer. The Compensation Committee believes that to do so could have the effect of inappropriately or inequitably penalizing or rewarding executives based upon their personal decisions as to stock ownership and option exercises.

         In 1993, the Internal Revenue Code was amended to limit the deductibility of certain compensation expenses in excess of $1 million. The Compensation Committee believes that the compensation paid by the Company in Fiscal 2002 will not result in any material loss of tax deductions for the Company.


Compensation of the Chief Executive Officer for 2002

     Daniel H. Levy was appointed Chairman of the Board and Chief Executive Officer of the Company on January 1, 2000. Mr. Levy entered into a three-year employment agreement to serve in such capacities. (See "Employment Agreements.") Pursuant to this agreement as amended, Mr. Levy received an annual salary of $850,000 for 2002. Mr. Levy has chosen not to exercise the cost of living provision in his contract and the annual salary for Mr. Levy remains at $850,000 for 2003.

                             COMPENSATION COMMITTEE
                          Robert A. Kasenter, Chairman
                                Sheridan C. Biggs
                              Richard C. Rusthoven

Director Fees

         Each non-employee director of the Company receives a fee of $24,000 per year for serving as director, as well as meeting and committee fees and reimbursement for out-of-pocket expenses incurred in connection with his services. Effective January 1, 2002, outside Directors were eligible to participate in the Company's group health insurance plan with a Director participating in such plan reimbursing the Company for the full costs of premiums for coverage. Pursuant to the 1994 Non-Employee Director Stock Option Plan, each non-employee director is issued an option to purchase 3,750 shares of Common Stock upon becoming a Director of the Company, and an option to purchase 1,250 additional shares each successive year in which such director is re-elected to the Board of Directors. Such options are granted each year on the date of the Company's annual meeting at an exercise price equal to the closing sale price of the Common Stock. By their terms, Director's options are exercisable immediately after their grant. Directors who are also executive officers of the Company receive no additional compensation from the Company for services rendered in their capacity as Directors.

Compensation Committee Interlocks and Insider Participation

     During the Fiscal year ended December 31, 2002, the members of the Compensation Committee were Robert A. Kasenter, Sheridan C. Biggs and Richard C. Rusthoven.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and the other equity securities of the Company. Officers, directors and greater-than-ten-percent stockholders are required by the regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, during Fiscal 2002, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

Certain Relationships and Related Transactions

         Mr. Katz was employed by the Company under an employment agreement which converted to a consulting agreement. During 2002, Mr. Katz received compensation as reported in Executive Compensation plus $124,300 in consulting fees.

         Mr. Horowitz is of counsel to the law firm of Mintz & Gold LLP, which provides legal services to the Company. Mintz & Gold LLP received $177,834 in fees during 2002 for legal services rendered to the Company.

                                PERFORMANCE GRAPH

         The following graph compares the cumulative stockholder return of the Company from December 31, 1997 through December 31, 2002 to the cumulative stockholder return of (a) the S&P 500 Composite Index and (b) the S&P Textiles Index based on an assumed investment of $100 on December 31, 1997 and in each case assuming reinvestment of all dividends, if any. The information in the following table reflects the two-for-one stock split paid to all holders of Common Stock of record on December 4, 1995 and a one-for-four reverse stock spilt effective on April 20, 2000.

                                [GRAPHIC OMITTED]

*With respect to the S&P Textiles Index, which is produced on a month-end basis, the points on the graph reflect the value of the index on December 31, 1997, December 31, 1998, December 31, 1999, December 31, 2000, December 31, 2001 and December 31, 2002, the dates of the last day of the month preceding 1997, 1998, 1999, 2000, 2001 and 2002 Fiscal year-ends, respectively.


                                                                 Total Return - Data Summary
                                                                  Cumulative Total Return
                                                  12/97      12/98      12/99      12/00       12/01      12/02
                                                  -----      -----      -----      -----       -----      -----
Donnkenny, Inc............................       100.00      69.77      22.10       3.07        7.81       9.40
S&P 500...................................       100.00     128.58     155.64     141.46      124.65      97.10
S&P Textile (Apparel).....................       100.00      88.66      67.85      80.51       91.16      95.95

Annual Report

         The Annual Report of the Company for the Fiscal year ended December 31, 2002 is being mailed to stockholders with this proxy statement.

Auditors

         The Company's financial statements for the Fiscal year ended December 31, 2002 were audited by Deloitte & Touche LLP. It is anticipated that a representative of Deloitte & Touche will be attending the Annual Meeting to make a statement or be available to respond to appropriate questions from stockholders. No principal accountant has been selected as of yet for Fiscal Year ending December 31, 2003.

Other Matters

         The Board of Directors is not aware of any other matter other than those set forth in this proxy statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their best judgment in the interest of the Company.

         The Company undertakes to provide its stockholders, without charge, a copy of the Company's Annual Report on Form 10-K, including the financial statements and schedules filed therewith. Written requests for such report should be addressed to Donnkenny, Inc., 1411 Broadway, New York, New York 10018.
Attention: Corporate Secretary.

                                    By Order of the Board of Directors





                                   Maureen d. Schimmenti
                                   Secretary


New York, New York
August 11, 2003

APPENDIX A

                                 DONNKENNY, INC.
                             AUDIT COMMITTEE CHARTER


Role and Independence

         The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities by reviewing the financial information prepared by the Company for public dissemination as well as the systems of internal control and the accounting, auditing and reporting practices of the Company and such other duties as directed by the Board. The membership of the committee shall consist of at least three independent directors who are generally knowledgeable in finance and auditing matters, including at least one member who is a "financial expert," as defined by applicable regulations. Members shall be free of any relationship that would interfere with their individual exercise of independent judgment and must not receive any fees or compensation from the Company except for board and committee fees or compensation and reimbursement of reasonable expenses. The committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants and management of the Company. In discharging this oversight role, the committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for that purpose. This charter shall be reviewed and updated annually. The committee will evaluate its performance annually and will report thereon to the Board of Directors.

Responsibilities

         The audit committee's primary responsibilities include:

- The appointment and oversight of the independent accountants to audit the Company's financial statements and the fixing of their compensation. In doing so, the committee will consider the recommendations of management. In addition, the committee will discuss and consider the auditor's written affirmation that the auditor is in fact independent, has registered with the Public Company Accounting Oversight Board and will also discuss the nature and rigor of the audit process; it will also receive and review all reports from the independent accountants and will provide to the independent accountant full access to the committee (and the Board) to report on any and all appropriate matters.

- The review of financial statements and periodic filings (including quarterly reports, which may be done by teleconference) with management and the independent auditor. It is anticipated that these reviews and related discussions will include quality of earnings, significant items subject to estimate, suitability of accounting principles, highly judgmental areas, audit adjustments whether or not recorded and such other inquiries as may be appropriate.

- Recommending to the full Board the inclusion of the annual audited financial statements in the Company's Annual Report on Form 10K.

- The resolution of disagreements between management and the independent accountant regarding financial reporting.

- Discussion with management and the auditor of the quality and adequacy of the Company's internal controls as reported upon by management including those related to its MIS System.

- Discussion with management of the status of pending litigation, taxation and other areas of oversight of legal and compliance as may be appropriate.

- Advance approval of any non-audit service proposed to be provided by the independent accountant.

- Maintaining a process for confidential anonymous complaints and concerns about the Company's accounting, internal controls or audit matters.

- Reporting on audit committee activities to the full Board and issuance annually of a summary report suitable for submission to stockholders.

- Review and approval of the Company's code of ethics for senior financial officers.

- Reviewing all related party transactions between the Company and its Directors and Executive Officers for conflicts of interest issues.

         It is expected that the audit committee will meet at least four times per year.

                                                            Please
                                                            Mark Here
                                                            for Address      |_|
                                                            Change or
                                                            Comments
                                                            SEE REVERSE SIDE

1. This Proxy is being solicited for purposes of establishing a quorum at the Company's Annual Meeting of Stockholders.

      It will only be used for quorum purposes and to act upon ministerial matters that may come before the meeting.

Please mark, sign, date and return this proxy card in the enclosed envelope. (Note: Please sign exactly as your name appears hereon. Executors, Administrators, Trustees, etc. should so indicate when signing, giving full title as such. If the signer is a corporation, execute in full corporate name by an authorized officer. If shares are held in the name of two or more persons, all should sign.)

Date: ____________________________________________________________________, 2003


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                                    Signature

Date: ____________________________________________________________________, 2003


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                                    Signature

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

                                      PROXY

                                 DONNKENNY, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS SEPTEMBER 22, 2003

      The undersigned hereby appoints Daniel H. Levy and Maureen d. Schimmenti, or either of them, proxies with full power of substitution in each of them, in the name, place and stead of the undersigned to vote as proxy all the stock of the undersigned in Donnkenny, Inc. (the "Company").

                         (TO BE SIGNED ON REVERSE SIDE)

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    Address Change/Comments (Mark the corresponding box on the reverse side)
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